Pritchett, Siler & Hardy, P.C. [letterhead]

February 27, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Ladies and Gentlemen:

We have read the statements of Alpine Air Express, Inc. pertaining to our firm included under Item 4.01 of Form 8-K, to be filed on or about February 27, 2009 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.